USA Technologies Appoints Priyanka Singh As Chief Financial Officer

Finance Veteran Brings Payments Experience to the Position

MALVERN, Pa. – MARCH 28, 2017 – USA Technologies, Inc. (NASDAQ:USAT) ("USAT"), a payment technology provider of cashless and mobile transactions in self-serve retail, today announced that Priyanka Singh has been appointed as the company’s new Chief Financial Officer, effective March 31, 2017.  She replaces interim CFO, Leland P. Maxwell, who will continue with USAT in a senior finance role.

Ms. Singh brings over 15 years of finance and accounting experience to the position, including five years in the payments industry. She joins the company from Global Payments Inc., a leading worldwide provider of payment technology solutions. Following the acquisition by Global Payments of Heartland Payment Systems in 2016, Ms. Singh was Vice President, Product Strategy and Innovation and Division CFO for Heartland Commerce, which focuses on point of sale solutions. Prior to the acquisition, she spent five years at Heartland Payment Systems, most recently as the Divisional CFO of the Heartland Commerce units and prior thereto as Vice President, Financial Planning and Analysis. Previous to that, she spent several years with General Electric in various leadership roles at both GE Capital and GE Healthcare, focusing on financial planning and analysis, accounting, controllership, internal auditing and SOX compliance. Ms. Singh is a Certified Public Accountant and a member of the AICPA.

“I am delighted to welcome Priyanka Singh as USA Technologies’ new CFO,” said Stephen P. Herbert, Chairman and Chief Executive Officer, USA Technologies. “She has an impressive background in payments, which complements our business as well as our long-term objectives. Priyanka brings with her a wealth of experience that I am sure will serve us well, as our operations continue to grow. I would also like to thank Leland Maxwell for his dedicated service as our interim CFO and am delighted that he will continue with USAT as Senior Vice President of Finance.

“I am thrilled to join the USA Technologies team, and look forward to helping bring further financial and operational efficiencies to the business,” said Ms. Singh. “This is an exciting time for the industry, and USAT’s market leading solution positions the company well to continue building on the growth and shareholder value that it has delivered over the last several years."

About USA Technologies:

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile™ for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. USA Technologies has 77 United States and foreign patents in force; and has agreements with Verizon, Visa, Chase Paymentech and customers such as Compass, AMI Entertainment and others. For more information, please visit the website at www.usatech.com.

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